Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS FIRST QUARTER RESULTS
33.3% INCREASE IN RESIDENTIAL UNITS REVENUE
35.8% INCREASE IN BACKLOG DOLLARS
13.6% EARNINGS PER SHARE INCREASE

PLANO, Texas, May 2, 2019 — Green Brick Partners, Inc. (Nasdaq: GRBK) (“we,” “Green Brick” or the “Company”) today reported results for its first quarter ended March 31, 2019.

Results for the First Quarter Ended March 31, 2019:

•
Basic net income attributable to Green Brick per common share (“EPS”) for the three months ended March 31, 2019 was $0.25, an increase of 13.6%, compared to $0.22 for the three months ended March 31, 2018.

•
For the three months ended March 31, 2019, net income attributable to Green Brick was $12.6 million, an increase of 12.5%, compared to $11.2 million for the three months ended March 31, 2018; gross profit was $35.4 million, an increase of 8.4%, compared to $32.6 million for the three months ended March 31, 2018; and total revenue was $168.6 million, an increase of 30.6%, compared to $129.2 million for the three months ended March 31, 2018.

•
Residential units revenue for the three months ended March 31, 2019 was $161.6 million, an increase of 33.3%, compared to $121.3 million for the three months ended March 31, 2018. Land and lots revenue for the three months ended March 31, 2019 was $7.0 million, a decrease of 10.9%, compared to $7.9 million for the three months ended March 31, 2018.

•	The dollar value of backlog units as of March 31, 2019 was $307.5 million, an increase of 35.8% compared to $226.5 million as of March 31, 2018.

•	Average active selling communities increased from 55 communities as of March 31, 2018 to 78 communities as of March 31, 2019, an increase of 41.8%.

•	Homes under construction increased 53.9% to 1,170 as of March 31, 2019, compared to 760 as of March 31, 2018.

“I am pleased that we had the best first quarter performance in our company’s history, with a 33.3% increase in home building revenues, record first quarter home closings, and $12.6 million net income attributable to Green Brick, up 12.5% year over year. Though the competitive market pressured margins, our business model demonstrated its strength, as we are growing through a tougher market. We are on track to achieve moderate pre-tax income growth in 2019 while still maintaining one of the most solid balance sheets in the industry. Finally, our newest homebuilder brand, Trophy Signature Homes, is off to a great start and we expect continued momentum into the second half of 2019”, said Jim Brickman, CEO of Green Brick Partners, Inc.

Earnings Conference Call:
We will host our earnings conference call to discuss our first quarter ended March 31, 2019 at 12:00 p.m. Eastern Time on Friday, May 3, 2019. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 2132679. A replay of the call will be available from approximately 3:30 p.m. Eastern Time on May 3, 2019 through 11:59 p.m. Eastern Time on May 10, 2019. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 2132679.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Reclassifications:
Beginning in the first quarter of 2019, the Company reclassified its sales commission expenses from cost of residential units to selling, general and administrative expense in the consolidated statements of income in order to be more readily comparable with a majority of its peers. There was no impact to net income from the reclassification in any period. Following this reclassification, the Company’s homebuilding gross margin was 20.8% for the three months ended March 31, 2019. Sales commission expenses represented 4.0% of the residential units revenue for the three months ended March 31, 2019.

GREEN BRICK PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Residential units revenue	$161,588	$121,264
Land and lots revenue	7,040	7,899
Total revenues	168,628	129,163
Cost of residential units	127,828	89,903
Cost of land and lots	5,434	6,626
Total cost of revenues	133,262	96,529
Total gross profit	35,366	32,634
Selling, general and administrative expense	23,532	18,129
Change in fair value of contingent consideration	454	—
Operating profit	11,380	14,505
Equity in income of unconsolidated entities	1,846	1,536
Other income, net	2,093	570
Income before income taxes	15,319	16,611
Income tax expense	3,828	3,372
Net income	11,491	13,239
Less: Net (loss) income attributable to noncontrolling interests	(1,114)	2,036
Net income attributable to Green Brick Partners, Inc.	$12,605	$11,203

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.25	$0.22
Diluted	$0.25	$0.22
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	50,563	50,577
Diluted	50,605	50,718

GREEN BRICK PARTNERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Cash	$23,873	$38,315
Restricted cash	2,741	3,440
Receivables	2,774	4,842
Inventory	690,817	668,961
Investment in unconsolidated entities	21,843	20,269
Right-of-use assets - operating leases	3,877	—
Property and equipment, net	4,464	4,690
Earnest money deposits	13,474	16,793
Deferred income tax assets, net	17,454	16,499
Intangible assets, net	765	856
Goodwill	680	680
Other assets	10,258	8,681
Total assets	$793,020	$784,026
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$21,640	$26,091
Accrued expenses	31,914	29,201
Customer and builder deposits	30,335	31,978
Lease liabilities - operating leases	3,996	—
Borrowings on lines of credit, net	206,522	200,386
Contingent consideration	2,661	2,207
Total liabilities	297,068	289,863
Commitments and contingencies
Redeemable noncontrolling interest in equity of consolidated subsidiary	10,295	8,531
Equity:
Green Brick Partners, Inc. stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $0.01 par value: 100,000,000 shares authorized; 50,820,548 and 50,719,884 issued and 50,675,930 and 50,583,128 outstanding as of March 31, 2019 and December 31, 2018, respectively	508	507
Treasury stock at cost, 144,618 and 136,756 shares as of March 31, 2019 and December 31, 2018, respectively	(1,041)	(981)
Additional paid-in capital	291,271	291,299
Retained earnings	190,131	177,526
Total Green Brick Partners, Inc. stockholders’ equity	480,869	468,351
Noncontrolling interests	4,788	17,281
Total equity	485,657	485,632
Total liabilities and equity	$793,020	$784,026

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

Residential Units Sales Revenue and New Homes Delivered	Three Months Ended March 31,
	2019	2018	Change	%
Home closings revenue (dollars in thousands)	$159,233	$120,366	$38,867	32.3%
Mechanic’s lien contracts revenue (dollars in thousands)	2,355	898	1,457	162.2%
Residential units revenue (dollars in thousands)	$161,588	$121,264	$40,324	33.3%
New homes delivered	368	267	101	37.8%
Average sales price of homes delivered	$432,698	$450,809	$(18,111)	(4.0)%

Land and Lots Sales Revenue	Three Months Ended March 31,
	2019	2018	Change	%
Lots revenue (dollars in thousands)	$7,030	$6,749	$281	4.2%
Land revenue (dollars in thousands)	10	1,150	(1,140)	(99.1)%
Land and lots revenue (dollars in thousands)	$7,040	$7,899	$(859)	(10.9)%
Lots closed	47	48	(1)	(2.1)%
Average sales price of lots closed	$149,574	$140,604	$8,970	6.4%

New Home Orders and Backlog	Three Months Ended March 31,
	2019	2018	Change	%
Net new home orders	444	434	10	2.3%
Cancellation rate	15.4%	10.3%	5.1%	49.5%
Absorption rate per active selling community	5.7	7.9	(2.2)	(27.8)%
Average active selling communities	78	55	23	41.8%
Active selling communities at end of period	79	54	25	46.3%
Backlog (dollars in thousands)	$307,548	$226,516	$81,032	35.8%
Backlog (units)	658	477	181	37.9%
Average sales price of backlog	$467,398	$474,876	$(7,478)	(1.6)%

	March 31, 2019	December 31, 2018
Lots owned
Central	4,381	4,447
Southeast	1,805	1,788
Total lots owned	6,186	6,235
Lots controlled
Central	1,455	853
Southeast	853	990
Total lots controlled	2,308	1,843
Total lots owned and controlled (1)	8,494	8,078
Percentage of lots owned	72.8%	77.2%

(1)	Total lots excludes lots with homes under construction.

Reconciliation of Non-GAAP Financial Measures

The following table represents the non-GAAP measure of adjusted homebuilding gross margin for the three months ended March 31, 2019 and 2018 and reconciles these amounts to homebuilding gross margin, the most directly comparable GAAP measure.

(Unaudited, in thousands):	Three Months Ended March 31,
	2019	2018
Residential units revenue	$161,588	$121,264
Less: Mechanic’s lien contracts revenue	(2,355)	(898)
Home closings revenue	$159,233	$120,366
Homebuilding gross margin	$33,150	$31,223
Add back: Capitalized interest charged to cost of revenues	1,007	759
Adjusted homebuilding gross margin	$34,157	$31,982
Adjusted homebuilding gross margin percentage	21.5%	26.6%

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (Nasdaq: GRBK) is a diversified homebuilding and land development company. Green Brick owns a controlling interest in five homebuilders in Dallas, Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Centre Living Homes, and Trophy Signature Homes), as well as a homebuilder in Atlanta, Georgia (The Providence Group) and a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also owns a noncontrolling interest in Challenger Homes in Colorado Springs, Colorado and retains interests in related financial services platforms, including Green Brick Title, Providence Group Title, and Green Brick Mortgage. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master planned communities. For more information about Green Brick’s homebuilding partners and financial services platforms, please visit https://greenbrickpartners.com/team-builders/.

Forward-Looking and Cautionary Statements:
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “should,” “predicts,” “potential,” “expects,” “future,” “positioned,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances, as of the date of this press release. All such forward-looking statements involve estimates and assumptions that are subject to factors that could cause actual results to differ materially from the results expressed in the statements, and you should not place undue reliance on any such forward-looking statements. Among the factors that could cause actual results to differ materially are the following: general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; the failure to recruit, retain and develop highly skilled and competent employees; management and integration of acquisitions; labor and raw material shortages; an inability to acquire land for reasonable prices; an inability to develop and sell communities; government regulation risks; mortgage financing availability and volatility; severe weather or natural disasters; difficulty in obtaining sufficient capital; poor relations with community residents; and our debt and related service obligations. Additional factors that could cause actual results to differ are discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Green Brick undertakes no obligation to update any forward-looking statement except as required by law.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755